Exhibit 10. 1(d)

AMENDMENT NUMBER ONE TO TERMINATION AGREEMENT AND

TO MANUFACTURING AND SUPPLY AGREEMENT

This Amendment Number One to Termination Agreement and to Manufacturing and Supply Agreement (this “Amendment Number One”) is entered into as of the 2nd day of November, 2015 (the “Amendment Number One Effective Date”) by and between AstraZeneca AB (publ), a Swedish corporation with corporate identity no. 556011-7482 and a place of business at 431 83 Mölndal, Sweden (“AstraZeneca”) and Ardelyx, Inc., a Delaware corporation having its principal place of business at 34175 Ardenwood Boulevard, Fremont, California, United States of America 94555 (“Ardelyx”). Ardelyx and AstraZeneca are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, AstraZeneca and Ardelyx are parties to that certain Termination Agreement dated as of June 2, 2015 (the “Termination Agreement”);

Whereas, AstraZeneca and Ardelyx are parties to that certain Manufacturing and Supply Agreement dated as of July 8, 2015 (the “MSA”);

Whereas, Exhibit A attached to the MSA amended Sections 1(a)-(d) of Exhibit A attached to the Termination Agreement; and

Whereas, the Parties desire to further amend Exhibit A attached to the MSA and to amend certain terms and conditions of the Termination Agreement and the MSA in the manner set forth in this Amendment Number One.

Now, Therefore, in consideration of the foregoing and the mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1. CAPITALIZED TERMS

Capitalized terms not defined in this Amendment Number One shall have the meaning assigned in the Termination Agreement, in the MSA, or in the Quality Assurance Agreement entered into between the Parties on July 8, 2015 (the “QAA”).

ARTICLE 2. AMENDMENTS TO THE MSA

2.1 Section (b) of Exhibit A. Section (b) of Exhibit A attached to the MSA shall be deleted in its entirety and replaced with the following:

“b. AstraZeneca shall complete the production of 220,000/50mg tenapanor tablets and shall deliver the tablets to Ardelyx, or its designee on or before December 15, 2015. The tablets may be delivered under quarantine. Unless the tablets are delivered under quarantine, the delivery of the tablets will be accompanied by delivery to Ardelyx or its designee of fully executed Certificates of Analysis; Certificates of Compliance; BSE/TSE statements and a list of any significant deviations. If the tablets are delivered under quarantine, AstraZeneca shall complete all work necessary to (i) release the tablets and to provide fully executed Certificates of Analysis; Certificates of Compliance; BSE/TSE statements and a list of any significant deviations by February 15, 2016, or (ii) determine that the tablets may not be released from quarantine. If the tablets are not released from quarantine on or before February 15, 2016, Ardelyx may elect to return the tablets to AstraZeneca at AstraZeneca’s cost.

Section (c) of Exhibit A. Section (c) of Exhibit A attached to the MSA shall be deleted in its entirety and replaced with the following:

“c. By December 31st 2015, AstraZeneca shall release to Ardelyx all remaining drug substance being stored at Irix, and all such drug substance shall be shipped to the location designated in writing by Ardelyx. The shipment of such material shall be accompanied by delivery to Ardelyx or its designee of fully executed Certificates of Analysis; Certificates of Compliance and BSE/TSE statements.”

2.2 Section (d) of Exhibit A. Section (d) of Exhibit A attached to the MSA shall be revised to delete the language highlighted below:

Compound	Amount	Location	Comments	GMP status
Tenapanor free base (C4b)	65.4 kg	AZ-Macclesfield		GMP
Tenapanor free base (C4b)	198 kg	Siegfried	To be converted to HCl salt	GMP

* The estimated yield from the conversion of the free base to the Tenapanor HCl salt at Siegfried is approximately 160kg.

2.3 New Section (e) to Exhibit A. The following new Section (e) shall be added to Exhibit A attached to the MSA:

“e. On or before the tenth (10th) day following the effective date of this Amendment Number One, AstraZeneca shall ship to Dottikon, Switzerland, (i) 198 kgs of tenapanor free base from Campaign 4b currently stored at Siegfried, and (ii) 65.4 kgs of tenanapor free base from Campaign 4b currently stored at AZ-Macclesfield (collectively (i) and (ii) the “C4b Free Base”). AstraZeneca will ship the C4b Free Base to Dottikon, Switzerland in a manner that is consistent with AstraZeneca’s standard operating procedures for the packaging and shipment of cGMP material. AstraZeneca shall retain title and risk of loss for the C4b Free Base until it has been delivered to

Dottikon. Concurrent with the receipt of the C4b Free Base by Dottikon, the ownership of and title to the C4b Free Base shall transfer from AstraZeneca to Ardelyx. Ardelyx shall bear all cost and risk of loss associated with the conversion of the C4b Free Base into the salt form, and AstraZeneca shall have no further responsibility for the C4b Free Base following its receipt by Dottikon.

ARTICLE 3. AMENDMENTS TO THE TERMINATION AGREEMENT

3.1 Section 4.1(a). Section 4.1(a) of the Termination Agreement shall be deleted in its entirety and replaced with the following:

“(a) AstraZeneca will supply to Ardelyx and Ardelyx will purchase from AstraZeneca, those quantities of Lead Licensed Product, Lead Licensed Compounds, drug substance, and additional materials described in Section 1(a)-(e) of Exhibit A attached to the MSA (the “Clinical Trial Material” or “CTM”).”

3.2 Section 4.1(c). Section 4.1(c) of the Termination Agreement shall be deleted in its entirely and replaced with the following:

“(c) In consideration of the delivery of the CTM, Ardelyx shall pay AstraZeneca a transfer price of eight million U.S. dollars (U.S. $8,000,000) (the “CTM Transfer Price”), provided, that, such obligation shall be subject to and conditioned upon the following. Within fifteen (15) days following the Amendment Number One Effective Date, Ardelyx shall pay AstraZeneca six million U.S. dollars (U.S. $6,000,000). Further, AstraZeneca may invoice Ardelyx for two million U.S. dollars (U.S. $2,000,000), promptly after the release and delivery of all of the CTM described in Sections 1(b) and 1(c) of the Exhibit A to the MSA and Ardelyx shall pay such invoice within thirty (30) days of receipt thereof; provided, that, if the CTM described in Section 1(b) is released to Ardelyx under quarantine, AstraZeneca may not invoice Ardelyx for the two million U.S. dollars (U.S. $2,000,000) unless and until such CTM is released from quarantine.

ARTICLE 4. ADDITIONAL PROVISIONS RELATING TO C4B FREE BASE

The Parties acknowledge that prior to the Amendment Number One Effective Date, AstraZeneca engaged Siegfried to conduct certain activities relating to the C4b Free Base, and Siegfried has performed some activities, but not the GMP manufacture of the hydrochloride salt from free base by spray drying. AstraZeneca shall remain solely responsible to Siegfried for all costs and expenses associated with the work conducted by Siegfried prior to the Amendment Number One Effective Date, including, without limitation, any costs or expenses associated with the repair or replacement of any equipment utilized by Siegfried in the conduct of such activities. After the Amendment Number One Effective Date, Ardelyx may engage Siegfried to conduct certain activities associated with the C4b Free Base, and Ardelyx shall be solely responsible for all risks, costs and expenses associated with such work, without limitation.

ARTICLE 5. MISCELLANEOUS

5.1 Governing Law. This Amendment Number One shall be governed by and interpreted under the laws of the State of Delaware, without giving effect to any conflict of law provision that would otherwise result in the application of the laws of any State or jurisdiction other than the State of Delaware.

5.2 Entire Agreement. This Amendment Number One, together with the Termination Agreement and the MSA, as expressly modified by this Amendment Number One, constitutes the entire agreement between the Parties with respect to the subject matter of this Amendment Number One. There are no covenants, promises, agreements, warranties, representations, conditions, or understandings between the Parties with respect to the subject matter of this Amendment Number One, other than as set forth in this Amendment Number One, and the Termination Agreement and MSA, as expressly modified by this Amendment Number One. No subsequent alteration, amendment, change or addition to this Amendment Number One shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

5.3 Counterparts. This Amendment One may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the Parties have executed this Amendment Number One in duplicate originals by their proper officers as of the date first written above.

Ardelyx, Inc. By: /s/ Michael Raab Title: President and CEO	AstraZeneca AB (publ) By: /s/ Mats Berglund Title: Vice President